Exhibit 99.1

News Release

AstroNova Reports Fiscal 2025 First Quarter Financial Results

Company Reiterates Fiscal 2025 Full-Year Outlook

•	Bookings of $33.1 million

•	Revenue of $33.0 million

•	Operating income of $1.3 million

•	Net income of $1.2 million

•	Earnings per diluted share of $0.15

•	Adjusted EBITDA of $2.5 million

•	Earnings conference call at 9:00 a.m. ET today

West Warwick, R.I., June 6, 2024 – AstroNova, Inc. (Nasdaq: ALOT), a global leader in data visualization technologies, today announced financial results for its fiscal 2025 first quarter ended April 27, 2024.

CEO Commentary

“Our first-quarter results were hampered by supplier shortages and an order push-out by one customer, both of which we expect to be remedied this fiscal year,” said Greg Woods, President and Chief Executive Officer of AstroNova. “In our Test and Measurement segment, shipments of certain legacy aerospace printers were delayed due to the inability of suppliers to provide components on time. We are working closely with those suppliers and expect to have the shortages resolved in the third quarter of this year. Longer-term, we are on track with our plans to replace the majority of our legacy aerospace printers with our newer, more advanced ToughWriter-branded printers. Today, ToughWriter printers account for approximately 36% of our total aerospace printer shipments. Completing the transition will result in a more efficient supply chain, lower manufacturing costs and a streamlined parts and services experience for our OEM and airline customers.

“In our Product Identification segment, the year-over-year decrease in first-quarter revenue was partly the result of the push-out of a $4.5 million order for next-generation mail-handling equipment introduced last fall at the PRINTING United Expo,” Woods said. “We are in the process of adding a customer-requested design enhancement; we expect to complete that enhancement and begin volume shipments on that order in the second quarter of this year. Despite the lower top line, the Product Identification segment’s operating profit margin increased 290 basis points during the quarter. This result reflected efficiencies gained from our strategic realignment of the segment in mid-2023, which included the exit from certain older, lower-margin or low-volume products.”

Business Outlook

“Looking ahead, we are excited about the prospects for both segments of our business,” Woods said. “With our recent acquisition of Portugal-based MTEX NS, we have significantly strengthened our position in the color digital printing market. In addition to expanding our color labeling business, we now have a much larger footprint in both the durable and flexible packaging market segments. This greatly expanded range of AstroNova products was showcased over the past 10 days in Germany at drupa 2024, the world’s preeminent printing trade fair. Our sales team met with a record number of current and prospective customers, and many have already placed orders. Within our T&M segment, we continue to win key defense programs for our data acquisition recorders and gain traction with the ToughWriter transition. We are on track to meet our fiscal full-year 2025 expectations for organic revenue growth in the mid-single digits and Adjusted EBITDA margins of 13% to 14%.”

Q1 FY 2025 Financial Highlights

(in thousands, except per share data)	Q1 FY 2025	Q1 FY 2024	YoY
Revenue	$32,961	$35,419	(7%)
Gross Profit	11,972	12,385	(3%)
Gross Margin	36.3%	35.0%	130 pts.
Operating Expenses	10,626	10,924	(3%)
Operating Income	1,346	1,461	(8%)
Operating Margin	4.1%	4.1%	—
Net Income	$1,181	$848	39%
Net Income per Common Share - Diluted	$0.15	$0.11	36%
Adjusted EBITDA	$2,465	$3,053	(19%)

Revenue by Type

(in thousands)	Q1 FY 2025	Q1 FY 2024	YoY
Hardware	$8,875	$11,667	(24%)
Supplies	$18,633	$19,070	(2%)
Service/Other	$5,453	$4,682	17%

Bookings totaled $33.1 million in the first quarter of fiscal 2025 compared with $38.4 million in the same period of fiscal 2024.

Backlog as of April 27, 2024 was $31.6 million versus $38.7 million at the end of the fiscal 2024 first quarter.

Segment Results

Product Identification

Product Identification (PI) segment revenue was $23.2 million in the first quarter of fiscal 2025, compared with $25.1 million in the same period of fiscal 2024. Segment operating profit was $3.0 million, or 12.9% of segment revenue, compared with segment operating profit of $2.5 million, or 10.0% of segment revenue, in the first quarter of fiscal 2024, reflecting a more favorable mix in the 2025 period.

2

Test & Measurement

Test & Measurement (T&M) segment revenue was $9.8 million in the first quarter of fiscal 2025, compared with $10.3 million in the first quarter of fiscal 2024, primarily as a result of lower hardware revenue. Segment operating profit was $1.7 million, or 17.6% of segment revenue, compared with segment operating profit of $2.1 million, or 20.1% of segment revenue, in the first quarter of fiscal 2024.

Earnings Conference Call Information

AstroNova will discuss its fiscal 2025 first quarter financial results in an investor conference call at 9:00 a.m. ET today. To access the conference call, please dial (833) 470-1428 (U.S. and Canada) or (404) 975-4839 (International) approximately 10 minutes prior to the start time and enter access code 832846. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure Adjusted EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, stock-based compensation and acquisition-related costs.

AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company’s core operating results and can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses this non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. This measure is also used by the Company’s management to assist with their financial and operating decision-making. Please refer to the financial reconciliation table included in this news release for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure for the three months ended April 27, 2024 and April 29, 2023.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Test and Measurement segment provides products designed for airborne printing solutions, avionics, and data acquisition. Our aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Our data acquisition systems are used in research and development, flight testing, missile and rocket telemetry production monitoring, power, and maintenance applications.

3

AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting https://astronovainc.com/.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, (i) the risk that we may not be able to realize the expected synergies from our acquisition of MTEX NS, (ii) the risk that apparent improvements in the Aerospace and Defense sectors may not continue, (iii) the risk that supply chain issues may persist longer than we expect, (iv) the risk that we may not be able to incorporate customer-requested design enhancements into our products on the timeframe that we expect or at all, and (v) those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

4

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended
	April 27, 2024	April 29, 2023
Net Revenue	$32,961	$35,419
Cost of Revenue	20,989	23,034

Gross Profit	11,972	12,385
Total Gross Profit Margin	36.3%	35.0%
Operating Expenses:
Selling & Marketing	5,656	6,010
Research & Development	1,603	1,788
General & Administrative	3,367	3,126

Total Operating Expenses	10,626	10,924
Operating Income	1,346	1,461
Total Operating Margin	4.1%	4.1%
Other Expense, net	599	434

Income Before Taxes	747	1,027
Income Tax Provision (Benefit)	(434)	179

Net Income	$1,181	$848

Net Income per Common Share - Basic	$0.16	$0.12

Net Income per Common Share - Diluted	$0.15	$0.11

Weighted Average Number of Common Shares - Basic	7,459	7,370
Weighted Average Number of Common Shares - Diluted	7,628	7,450

ASTRONOVA, INC.

Consolidated Balance Sheets

In Thousands

(Unaudited)

	April 27, 2024	January 31, 2024
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$3,990	$4,527
Accounts Receivable, net	17,863	23,056
Inventories, net	45,177	46,371
Prepaid Expenses and Other Current Assets	3,242	2,720

Total Current Assets	70,272	76,674
PROPERTY, PLANT AND EQUIPMENT	57,441	57,046
Less Accumulated Depreciation	(43,235)	(42,861)

Property, Plant and Equipment, net	14,206	14,185
OTHER ASSETS
Identifiable Intangibles, net	18,402	18,836
Goodwill	14,536	14,633
Deferred Tax Assets, net	6,880	6,882
Right of Use Asset	894	603
Other Assets	1,411	1,438

TOTAL ASSETS	$126,601	$133,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,012	$8,068
Accrued Compensation	2,934	2,923
Other Accrued Expenses	2,787	2,706
Revolving Line of Credit	3,400	8,900
Current Portion of Long-Term Debt	2,844	2,842
Current Liability – Royalty Obligation	1,700	1,700
Current Liability – Excess Royalty Payment Due	572	935
Income Taxes Payable	512	349
Deferred Revenue	1,151	1,338

Total Current Liabilities	22,912	29,761
NON-CURRENT LIABILITIES
Long-Term Debt, net of current portion	9,343	10,050
Royalty Obligation, net of current portion	1,816	2,093
Lease Liabilities, net of current portion	680	415
Income Tax Payables	551	551
Deferred Tax Liabilities	92	99

TOTAL LIABILITIES	35,394	42,969
SHAREHOLDERS’ EQUITY
Common Stock	545	541
Additional Paid-in Capital	63,053	62,684
Retained Earnings	65,050	63,869
Treasury Stock	(35,025)	(34,593)
Accumulated Other Comprehensive Loss, net of tax	(2,416)	(2,219)

TOTAL SHAREHOLDERS’ EQUITY	91,207	90,282

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$126,601	$133,251

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Revenue		Segment Operating Profit
	Three Months Ended		Three Months Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Product Identification	$23,185	$25,095	$2,991	$2,515
Test & Measurement	9,776	10,324	1,722	2,072

Total	$32,961	$35,419	4,713	4,587

Corporate Expenses			3,367	3,126

Operating Income			1,346	1,461
Other Expense, net			599	434

Income Before Income Taxes			747	1,027
Income Tax Provision (Benefit)			(434)	179

Net Income			$1,181	$848

ASTRONOVA, INC.

Reconciliation of Net Income to Adjusted EBITDA

Amounts In Thousands

(Unaudited)

	Three Months Ended
	April 27, 2024	April 29, 2023
GAAP Net Income	$1,181	$848
Interest Expense	482	615
Income Tax Expense (Benefit)	(434)	179
Depreciation/Amortization	911	1,055
Share-Based Compensation	325	356

Adjusted EBITDA	$2,465	$3,053